Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG Completes Acquisition of Comex

PITTSBURGH, Nov. 5, 2014 - PPG Industries (NYSE:PPG) today announced that it has finalized the acquisition of Consorcio Comex, S.A. de C.V. (“Comex”), an architectural coatings company with headquarters in Mexico City, Mexico, in a transaction valued at $2.3 billion.

“We are pleased to have successfully completed this acquisition, the second-largest in our company’s history, as it adds a leading architectural coatings business in Mexico and Central America to our portfolio,” said Charles E. Bunch, PPG chairman and CEO. “We look forward to working with the Comex team as we integrate the business into PPG.”

Comex manufactures coatings and related products in Mexico and sells them in Mexico and Central America through more than 3,700 stores that are independently owned and operated by more than 700 concessionaires. Comex also sells its products through regional retailers and wholesalers, and directly to customers. The company has approximately 3,900 employees, eight manufacturing facilities and six distribution centers, and had sales of approximately $1 billion in 2013. Comex was founded in 1952.

Members of the media can find additional information at http://newsroom.ppg.com.

PPG: BRINGING INNOVATION TO THE SURFACE.™
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2013 were $15.1 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the expected benefits of the Comex acquisition. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including risks relating to any unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses and future prospects; business and management strategies and the expansion and growth of PPG’s operations; PPG’s ability to integrate the acquired business successfully after the closing of the acquisition and to achieve anticipated synergies; the risk that disruptions from the acquisition will harm PPG’s businesses; and the other risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.